Exhibit 8.3
FORM OF CRAVATH, SWAINE & MOORE LLP TAX OPINION
[●], 2020
Tax Opinion
Ladies and Gentlemen:
Fiat Chrysler Automobiles N.V. (“FCA”), a Dutch public limited liability company, and Peugeot S.A. (“PSA”), a French société anonyme, have entered into the Combination Agreement, dated as of December 17, 2019 (the “Combination Agreement”), pursuant to which FCA and PSA will effect a cross-border merger of PSA into FCA (the “Combination”). We have acted as your tax counsel in connection with the prospectus included in a registration statement filed with the Securities and Exchange Commission (“SEC”) on Form F-4 (Registration No. [●]) on the date hereof (the “Registration Statement”) in connection with the Combination.
In rendering our opinion, we have examined and with your consent are relying upon: (i) the Registration Statement (ii) the Officer’s Certificate of FCA, dated as of the date hereof and attached to this letter; (iii) the Officer’s Certificate of PSA, dated as of the date hereof and attached to this letter; (iv) the Combination Agreement; and (vi) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.
In addition, we have assumed, with your consent, that: (i) all signatures are genuine, all natural persons are of legal capacity, all documents submitted to us are authentic originals or, if submitted as duplicates or certified or conformed copies, that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required in the form presented to us; (iii) all representations and statements set forth in such documents are true, correct and complete, and will remain so up to and including the Combination; (iv) any representation or statement qualified by belief, knowledge, materiality or any similar qualification is true, correct and complete without such qualification, and will remain so up to and including the Combination; and (v) all events described in such documents that are expected, planned or intended to occur or not occur will in fact occur or not occur, as applicable, and all obligations imposed by any such document on the parties thereto have been or will be performed or satisfied in accordance with their terms.
Our opinion is based on statutory, regulatory and judicial authority existing as of the date hereof, any of which may be changed at any time with retroactive effect. Accordingly, a change in applicable law may affect our opinion. In addition, our opinion is based solely on the documents that we have examined and the facts and assumptions set forth herein. Any variation or difference in the facts from those set forth, or any inaccuracy in the representations made, in the documents described above may affect our opinion. Our opinion cannot be relied upon if any of our assumptions are inaccurate in any material respect. We assume no responsibility to inform you of any subsequent changes in the matters stated or represented in the documents described above or assumed herein or in statutory, regulatory and judicial authority and interpretations thereof. Further, our opinion is not binding on the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. We express our opinion herein only as to those matters specifically set forth below, and no opinion has been expressed or should be inferred as to the tax consequences of the Merger or the Restructuring under any state, local or foreign laws or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we express no opinion as to any law other than the federal law of the United States of America.
We hereby confirm to you that, insofar as it relates to matters of United States federal income tax law, the discussion under the caption “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Merger” in the proxy statement/prospectus included in the Registration Statement, subject to the qualifications, exceptions, assumptions and limitations contained herein and therein, is our opinion.

We hereby consent to the filing of this opinion with the SEC as Exhibit 8.3 to the Registration Statement. We also consent to the references to our firm under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Very truly yours,

Peugeot S.A.  Vélizy Technical Centre, Route de Gisy   78140 Vélizy-Villacoublay, France

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